March 4, 2024

Office of the Chief Accountant Securities and Exchange Commission 100 F Street, N.E.

Washington, DC 20549

Re: Cromwell Greenspring Mid Cap Fund (the “Fund”), a series of Total Fund Solution Trust, Commission File Number 811-23724

(Predecessor fund being Greenspring Fund, Incorporated, Commission File Number 811-03627)

To whom it may concern:

We have received a copy of, and are in agreement with, the statements concerning our Firm being made by the Fund pursuant to Item 304(a) of Regulation S-K in its Form N-CSR to be filed on or about March 6, 2024, captioned “Change in the Registrant’s Independent Public Accountant.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report.

Sincerely,

Tait, Weller & Baker LLP

cc:   Kyle Kroken, Treasurer and Vice President Total Fund Solution Trust

615 East Michigan Street Milwaukee, Wisconsin 53202